Exhibit  10.44

PRIMEDIA Magazines Inc.

c/o PRIMEDIA Inc.

745 Fifth Avenue

New York, New York 10151

March 22, 2004

Mr. Steven Parr

Dear Steve:

In connection with your employment with PRIMEDIA Magazines Inc. (“PRIMEDIA”), this Letter Agreement (the “Letter Agreement”), will constitute our agreement relating to amounts owing to you in connection with the termination of your employment under certain circumstances as described herein.

In the event that PRIMEDIA terminates your employment without cause, we will pay you as severance an aggregate amount equal to 12 month’s base salary at the rate being paid on the date of termination, less applicable withholdings, payable in bi-weekly installments on the regularly scheduled payroll dates.

No severance payments whatsoever shall be payable upon termination of your employment for cause. For purposes of this Letter Agreement, “cause” shall include any act of dishonesty committed by you in connection with your employment, substance abuse, conviction of a felony, behavior injurious to the Company, the willful or repeated failure or refusal to perform your duties or gross insubordination.

As consideration for the severance and benefits to be provided to you pursuant to this Letter Agreement and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement in the form customarily being used by PRIMEDIA at the time of your termination without cause.  Such agreement will include a provision that you not compete with PRIMEDIA during the period you are receiving severance payments.

The severance arrangements set forth above shall be in lieu of and not in addition to any other severance policies of PRIMEDIA which may be in effect generally from time to time.

Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in New York City and that the arbitrator’s findings shall be final and binding on both parties hereto.

This Letter Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New York.

This Letter Agreement constitutes our entire agreement supersedes all prior agreements between us which are of no further force and effect. The provisions of this Letter Agreement may not be changed or waived, except by a writing signed by you and PRIMEDIA.

Very truly yours,

By:	/s/ Michaelanne C. Discepolo
Name: Michaelanne C. Discepolo
Title:	EVP, Human Resources

AGREED AND ACCEPTED

/s/ Steven Parr
Steven Parr